ASSIGNMENT

     Whereas, James Pelto ("Inventor") is the Owner of certain new proprietary technology and processes involving an ElectroChem Hydrogen Fuel Reactor ("Invention") and certain Australian and International Patent Applications covering the Invention and all modifications and improvements related thereto ("Patent Application"); and

     Whereas, Inventor has agreed to sell and assign all rights, titles and interests in the Patent Applications and the Invention and all related good will associated thereto to Hydro Environmental Resources, Inc., 8908 South Yale, Suite 409, Tulsa, OK 74137-3545 ("Hydro"); and

     Whereas, the parties desire to evidence the assignment (Assignment) by filing this instrument with the Australian and International Patent and Trademark Offices.

     Now, therefore, for $10.00 and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby agreed, accepted and acknowledged:

1. Inventor hereby sell, assigns, transfers, conveys and delivers unto Hydro and its successors and assigns ALL rights, titles, and interests in the Invention and the Patent Application and all improvements, modifications, and revisions related thereto, together with all extensions, reissues, reexaminations and all good will associated with any of the foregoing rights, and ALL such other rights, at law or in equity, including the right to sue for and recover damages in connection with any past and continuing infringement thereof.

2. Inventor hereby appoints Hydro and its successors and assigns as its agent in fact to execute on Inventor's behalf any and all other document, instruments, assignments, and conveyance documents necessary or advisable in order to secure, record and enforce the Assignment of the Invention and the Patent Applications herein made. Inventor hereby agrees to cooperate and assist Hydro to further evidence the Assignment in the Patents in any manner reasonably requested by Hydro.

3. It is the agreed and expressed intent of the parties that Hydro and its successors and assigns shall own, hold and enjoy, as fully and entirely as the same would have been owned, held and enjoyed by Inventor, all rights, titles, interests and entitlements of Inventor in the Invention and the Patent Application as if no sale or assignment had been made hereunder.

     IN WITNESS WHEREOF, the parties have executed and acknowledged this instrument with all requisite power and authority, intending to be legally bound hereby for all purposes effective this 16th day of June, 1999.

                                        Hydro Environmental Resources, Inc.

By  /s/  JAMES PELTO                    By  /s/ JACK WYNN
_______________________________         ________________________________________
   James Pelto                          Jack Wynn, President